Contacts:	For Media:	For Investors:
	John Calagna	Conor Murphy
	(212) 578-6252	(212) 578-7788
METLIFE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2008 RESULTS
– Full Year Premiums, Fees & Other Revenues Increase 11% Over 2007 to $32.9 Billion –
– Results In Line With December 2008 Investor Day Guidance –
NEW YORK, February 3, 2009 – MetLife, Inc. (NYSE: MET) today reported fourth quarter 2008 net income1 of $1.0 billion, or $1.20 per share, compared with $1.1 billion, or $1.44 per share, for the fourth quarter of 2007. Operating earnings2 for the fourth quarter of 2008 were $148 million, or $0.19 per share, compared with $1.2 billion, or $1.54 per share, for the prior period.
MetLife today also reported full year 2008 net income of $3.1 billion, or $4.14 per share, compared with $4.2 billion, or $5.48 per share, for 2007. Operating earnings for 2008 were $2.7 billion, or $3.67 per share, compared with $4.6 billion, or $6.00 per share, for 2007.

	For the three months		For the year
	ended December 31,		ended December 31,
	2008	2007	2008	2007
	(In millions, except per common share data)
Net income available to common shareholders	$954	$1,083	$3,084	$4,180
Net income available to common shareholders per diluted common share	$1.20	$1.44	$4.14	$5.48
Operating earnings available to common shareholders[2]	$148	$1,161	$2,736	$4,570
Operating earnings available to common shareholders per diluted common share[2]	$0.19	$1.54	$3.67	$6.00

Book value per diluted common share	$27.33	$43.94
Book value per diluted common share, excluding accumulated other comprehensive income[2]	$45.29	$42.51

[1]	All references in this press release (other than in any of the tables and in the Non-GAAP and Other Financial Disclosures discussion below) to net income, net income per share, operating earnings and operating earnings per share should be read as net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively.

[2]	Operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and book value per diluted common share, excluding accumulated other comprehensive income, are not calculated based on generally accepted accounting principles (GAAP). Information regarding non-GAAP financial measures in this press release and the reconciliation of them to GAAP measures are provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this release.

Full Year 2008 Highlights
•	Total premiums, fees and other revenues of $32.9 billion, up 11% over 2007

•	Premiums, fees and other revenues up 19% for Institutional Business and 11% for International over 2007

•	U.S. annuity deposits up 16% over 2007

•	Annual common stock dividend maintained at $0.74 per share
“In 2008, MetLife generated a strong, 11% increase in top line results in what is clearly the most challenging economic environment we have experienced in decades,” said C. Robert Henrikson, chairman, president & chief executive officer of MetLife, Inc. “During the year, we benefited from a flight to quality in the marketplace. Our core businesses continued to grow and we achieved a number of positive results, including higher pension close-out sales as well as strong annuity deposits in both the U.S. and Japan.”
“MetLife’s capital strength, strong ratings and focus on the long-term will continue to set us apart as we move ahead in 2009. These attributes, along with our diversified businesses and investment portfolio, serve us well,” added Henrikson.
Fourth Quarter Segment Overview
All comparisons of fourth quarter 2008 results in the segment discussions below are with the fourth quarter of 2007, unless otherwise noted. Reconciliations of segment net income to segment operating earnings are provided in the tables that accompany this release.
Institutional Business
Institutional Business continued to generate significant top line growth across all of its businesses as total premiums, fees and other revenues grew 18% over the fourth quarter of 2007 to reach $4.2 billion. Institutional Business operating earnings were $272 million, down from $527 million in the prior period due mainly to significantly lower investment income.
Premiums, fees and other revenues in the group life business increased 9% for the quarter due largely to growth in term life premiums. Group life operating earnings were $117 million, up 26% from $93 million as the business continued to experience solid underwriting and investment results, as well as lower expenses.
Non-medical health premiums, fees and other revenues increased 13% over the prior period, due to strong growth in all product lines, particularly in dental, which benefited from both organic growth and a recent dental HMO acquisition. Operating earnings for non-medical health were $71 million, down from $98 million, due primarily to lower investment income.
Retirement & savings premiums, fees and other revenues grew 80% over the fourth quarter of 2007 to $689 million, primarily due to several pension closeout sales in the U.K. as well as higher structured settlement sales. Retirement & savings operating earnings were $84 million, down from $336 million, driven mainly by lower investment income.

Individual Business
Total Individual Business premiums and deposits grew 58% over the prior period as a result of strong growth in fixed annuity deposits. For the quarter, Individual Business had an operating loss of $106 million, compared with operating earnings of $380 million in the prior period. The decline in earnings was primarily due to the increased amortization of deferred acquisition costs and other capitalized items, along with lower fee revenue, resulting from the poor equity market performance in the 2008 quarter.
In the annuity business, total deposits grew 91% over the prior period to reach $7.5 billion as fixed annuity deposits grew from $261 million to $4.1 billion. In addition, variable annuity deposits remained strong at $3.4 billion, down from $3.7 billion in the fourth quarter of 2007. For both fixed and variable annuities, net flows were positive and lapse rates declined.
In the life business, total first year premiums and deposits were $228 million, compared with $307 million. Total life operating earnings were $88 million, down from $181 million due mostly to a decline in investment income.
International Business
In the fourth quarter of 2008, total International premiums, fees and other revenues were $1.0 billion, compared with $1.1 billion in the prior period. The year-over-year performance reflects the negative impact of foreign currency exchange rates in the fourth quarter of 2008. Total operating earnings were $94 million, compared with $193 million in the prior period. The fourth quarter of 2008 includes a one time liability adjustment in the Latin America region. In the fourth quarter of 2007, International’s earnings were positively impacted by a one time liability reduction and related tax benefits (due to pension regulation changes in the Latin America region) of $105 million ($0.14 per share).
In the Latin America region, premiums, fees and other revenues were $496 million, down from $550 million, largely due to lower annuity sales and the effect of foreign currency exchange rates. In the region, earnings were $115 million, down from $166 million, due to the previously mentioned one time benefit in the fourth quarter of 2007.
In the Asia Pacific region, premiums, fees and other revenues (excluding Japan) increased 9% on a constant currency basis. In Japan, annuity deposits were 125 billion yen ($1.3 billion), compared with 139 billion yen ($1.2 billion) in the prior period. Quarterly earnings in the region (excluding Japan) increased to $34 million.
In the European region, premiums, fees and other revenues grew 11% over the prior period to $99 million, reflecting growth in most of the countries in Europe where MetLife operates as well as India. The region had an operating loss of $23 million during the quarter, compared with $1 million in operating earnings in the prior period, reflecting the company’s continued investment in expansion of the business throughout the region.

Auto & Home
Auto & Home operating earnings were $112 million in the fourth quarter of 2008, up 9% from $103 million. In the fourth quarter of 2008, the segment benefited from favorable non-catastrophe claim development related to prior accident years of $27 million, net of income tax, compared with $25 million, net of income tax, in the prior year period. During the 2008 quarter, Auto & Home also experienced lower auto claim frequencies.
Investments
MetLife has a high quality, diversified $322.5 billion general account portfolio. For the quarter, net realized investment gains, net of income tax, were $1.3 billion, including $403 million, net, in credit-related losses and impairments. These credit-related losses are offset by derivative gains of $1.6 billion, net of income tax, which arose primarily from a decrease in interest rates in the fourth quarter. Derivative gains also include other items which primarily offset in the quarter driven by changes in currency, equity and credit spreads.
In the fourth quarter of 2008, variable income was negative and lower than plan by $540 million, or $317 million ($0.40 per share) after income tax and the impact of deferred acquisition costs and other offsets, driven mostly by negative returns from hedge funds and real estate funds.
Corporate & Other
Corporate & Other had an operating loss of $224 million, compared with a $42 million operating loss in the fourth quarter of 2007, primarily reflecting lower investment income.
Corporate Events
Earnings Conference Call
MetLife will hold its fourth quarter and full year 2008 earnings conference call and audio Webcast on Wednesday, February 4, 2009, from 8:00 to 9:00 a.m. (ET). The conference call will be available live via telephone and the Internet. To listen over the telephone, dial (612) 288-0340 (domestic and international callers). To listen to the conference call over the Internet, visit www.metlife.com (through a link on the Investor Relations page). Those who want to listen to the call on the telephone or via the Internet should dial in or go to the Web site at least fifteen minutes prior to the call to register, and/or download and install any necessary audio software.
The conference call will be available for replay via telephone and the Internet beginning at 10:00 a.m. (ET) on Wednesday, February 4, 2009, until Wednesday, February 11, 2009 at 11:59 p.m. (ET). To listen to a replay of the conference call over the telephone, dial (320) 365-3844 (domestic and international callers). The access code for the replay is 980627. To access the replay of the conference call over the Internet, visit the above-mentioned Web site.
Non-GAAP and Other Financial Disclosures
All references in this press release to net income, net income per share, operating earnings and operating earnings per share should be read as net income available to common shareholders, net income available to common shareholders per diluted common share, operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share, respectively.

Net income available to common shareholders and net income available to common shareholders per diluted common share are defined as Generally Accepted Accounting Principles (“GAAP”) net income and GAAP net income per diluted common share less preferred stock dividends, respectively.
The historical and forward-looking financial information presented in this press release includes performance measures which are based on methodologies other than GAAP. MetLife analyzes its performance using so-called non-GAAP measures, including operating earnings, operating earnings available to common shareholders, operating earnings available to common shareholders per diluted common share and operating return on common equity. MetLife believes these measures enhance the understanding and comparability of its performance by excluding net investment gains and losses, net of income tax, and adjustments related to net investment gains and losses, net of income tax, both of which can fluctuate significantly from period to period, and discontinued operations other than discontinued real estate, net of income tax, thereby highlighting the results from operations and the underlying profitability drivers of the business. Operating earnings available to common shareholders and operating earnings available to common shareholders per diluted common share should not be viewed as substitutes for GAAP net income available to common shareholders and GAAP net income available to common shareholders per diluted common share, respectively.
Operating earnings is defined as GAAP net income, excluding net investment gains and losses, net of income tax, adjustments related to net investment gains and losses, net of income tax, and discontinued operations other than discontinued real estate, net of income tax, less preferred stock dividends. Scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment are included in operating earnings.
Operating earnings available to common shareholders is defined as operating earnings less preferred stock dividends, which are recorded in Corporate & Other.
Operating earnings available to common shareholders per diluted common share is calculated by dividing operating earnings available to common shareholders by the number of weighted average diluted common shares outstanding for the period indicated.
Operating return on common equity is calculated by dividing operating earnings available to common shareholders by average common equity for the period indicated, excluding accumulated other comprehensive income.

	For the three months ended December 31,
	2008		2007
	(In millions, except per common share data)
Net income available to common shareholders	$954	$1.20	$1,083	$1.44
Less: Net investment gains (losses), net of income tax[1]	1,345	1.69	(125)	(0.16)
Less: Adjustments related to net investment gains (losses), net of income tax[2]	(577)	(0.73)	21	0.03
Less: Discontinued operations, net of income tax[3]	38	0.05	26	0.03

Operating earnings available to common shareholders	$148	$0.19	$1,161	$1.54

Book value per diluted common share		$27.33		$43.94
Less: Accumulated other comprehensive income (loss) per diluted common share		(17.96)		1.43

Book value per diluted common share, excluding accumulated other comprehensive income		$45.29		$42.51

[1]	Net investment gains (losses), net of income tax, includes gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $5 million for the three months ended both December 31, 2008 and 2007, and excludes gains (losses) of $34 million and $44 million for the three months ended December 31, 2008 and 2007, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

[2]	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

[3]	Discontinued operations, net of income tax, exclude gains (losses) from discontinued operations related to real estate and real estate joint ventures.

	For the year ended December 31,
	2008		2007
	(In millions, except per common share data)
Net income available to common shareholders	$3,084	$4.14	$4,180	$5.48
Less: Net investment gains (losses), net of income tax[1]	1,100	1.48	(564)	(0.74)
Less: Adjustments related to net investment gains (losses), net of income tax[2]	(443)	(0.59)	(24)	(0.03)
Less: Discontinued operations, net of income tax[3]	(309)	(0.42)	198	0.25

Operating earnings available to common shareholders	$2,736	$3.67	$4,570	$6.00

[1]	Net investment gains (losses), net of income tax, includes gains (losses) on sales of real estate and real estate joint ventures related to discontinued operations of $8 million and $5 million for the full year ended December 31, 2008 and 2007, respectively, and excludes gains (losses) of $3 million and $164 million for the full year ended December 31, 2008 and 2007, respectively, from scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment.

[2]	Adjustments related to net investment gains (losses), net of income tax, include amortization of unearned revenue and deferred acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

[3]	Discontinued operations, net of income tax, exclude gains (losses) from discontinued operations related to real estate and real estate joint ventures.

Forward Looking Statements
This press release may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operations and financial results.
Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining MetLife’s actual future results. These statements are based on current expectations and the current economic environment. They involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements. Risks, uncertainties, and other factors that might cause such differences include the risks, uncertainties and other factors identified in MetLife, Inc.’s filings with the U.S. Securities and Exchange Commission (“SEC”). These factors include: (i) difficult and adverse conditions in the global and domestic capital and credit markets; (ii) continued volatility and further deterioration of the capital and credit markets; (iii) uncertainty about the effectiveness of the U.S. government’s plan to stabilize the financial system by injecting capital into financial institutions, purchasing large amounts of illiquid, mortgage-backed and other securities from financial institutions, or otherwise; (iv) the impairment of other financial institutions; (v) potential liquidity and other risks resulting from MetLife’s participation in a securities lending program and other transactions; (vi) exposure to financial and capital market risk; (vii) changes in general economic conditions, including the performance of financial markets and interest rates, which may affect the company’s ability to raise capital and generate fee income and market-related revenue; (viii) defaults on the company’s mortgage and consumer loans; (ix) investment losses and defaults, and changes to investment valuations; (x) market value impairments to illiquid assets; (xi) unanticipated changes in industry trends; (xii) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors and for personnel; (xiii) discrepancies between actual claims experience and assumptions used in setting prices for the company’s products and establishing the liabilities for the company’s obligations for future policy benefits and claims; (xiv) discrepancies between actual experience and assumptions used in establishing liabilities related to other contingencies or obligations; (xv) ineffectiveness of risk management policies and procedures; (xvi) catastrophe losses; (xvii) changes in assumptions related to deferred policy acquisition costs, value of business acquired or goodwill; (xviii) downgrades in MetLife’s and its affiliates’ claims paying ability, financial strength or credit ratings; (xix) economic, political, currency and other risks relating to the company’s international operations; (xx) regulatory, legislative or tax changes that may affect the cost of, or demand for, the company’s products or services; (xxi) changes in accounting standards, practices and/or policies; (xxii) adverse results or other consequences from litigation, arbitration or regulatory investigations; (xxiii) deterioration in the experience of the “closed block” established in connection with the reorganization of Metropolitan Life Insurance Company; (xxiv) the effects of business disruption or economic contraction due to terrorism or other hostilities; (xxv) MetLife’s ability to identify and consummate on successful terms any future acquisitions, and to successfully integrate acquired businesses with minimal disruption; (xxvi) MetLife, Inc.’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the subsidiaries to pay such dividends; and (xxvii) other risks and uncertainties described from time to time in MetLife, Inc.’s filings with the SEC.
MetLife, Inc. does not undertake any obligation to publicly correct or update any forward-looking statement if MetLife, Inc. later becomes aware that such statement is not likely to be achieved. Please consult any further disclosures MetLife, Inc. makes on related subjects in reports to the SEC.
About MetLife
MetLife, Inc. is a leading provider of insurance, employee benefits and financial services with operations throughout the United States and the Latin America, Europe and Asia Pacific regions. Through its subsidiaries and affiliates, MetLife, Inc. reaches more than 70 million customers around the world and MetLife is the largest life insurer in the United States (based on life insurance in-force). The MetLife companies offer life insurance, annuities, auto and home insurance, retail banking and other financial services to individuals, as well as group insurance and retirement & savings products and services to corporations and other institutions. For more information, visit www.metlife.com.
# # #

MetLife, Inc.
Consolidated Statements of Income
For the Three Months and Years Ended December 31, 2008 and 2007 (Unaudited)
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues
Premiums	$6,498	$5,932	$25,914	$22,970
Universal life and investment-type product policy fees	1,236	1,391	5,381	5,238
Net investment income	3,633	4,720	16,296	18,063
Other revenues	445	359	1,586	1,465
Net investment gains (losses)	2,150	(94)	1,812	(578)

Total revenues	13,962	12,308	50,989	47,158

Expenses
Policyholder benefits and claims	7,011	6,066	27,437	23,783
Interest credited to policyholder account balances	1,230	1,391	4,787	5,461
Policyholder dividends	428	436	1,751	1,723
Other expenses	3,855	2,885	11,924	10,429

Total expenses	12,524	10,778	45,899	41,396

Income from continuing operations before provision for income tax	1,438	1,530	5,090	5,762
Provision for income tax	497	447	1,580	1,660

Income from continuing operations	941	1,083	3,510	4,102
Income (loss) from discontinued operations, net of income tax	44	35	(301)	215

Net income	985	1,118	3,209	4,317
Preferred stock dividends	31	35	125	137

Net income available to common shareholders	$954	$1,083	$3,084	$4,180

Operating Earnings Available to Common Shareholders Reconciliation
Net income available to common shareholders	$954	$1,083	$3,084	$4,180
Net investment gains (losses)	2,100	(163)	1,771	(844)
Minority interest — net investment gains (losses)	—	—	—	—
Net investment gains (losses) tax benefit (provision)	(755)	38	(671)	280

Net investment gains (losses), net of income tax (1) (2)	1,345	(125)	1,100	(564)

Adjustments related to universal life and investment-type product policy fees	16	2	18	(12)
Adjustments related to policyholder benefits and dividends	(123)	9	(181)	(156)
Adjustments related to other expenses	(778)	19	(521)	125
Adjustments related to tax benefit (provision)	308	(9)	241	19

Adjustments related to net investment gains (losses), net of income tax (3)	(577)	21	(443)	(24)

Discontinued operations, net of income tax (4)	38	26	(309)	198

Operating earnings available to common shareholders	$148	$1,161	$2,736	$4,570

(1)	Net investment gains (losses), net of income tax, excludes scheduled periodic settlement payments on derivative instruments not qualifying for hedge accounting treatment of $44 million and $34 million for the three months ended December 31, 2007 and December 31, 2008, respectively, and $164 million and $3 million for the year ended December 31, 2007 and December 31, 2008, respectively.

(2)	Net investment gains (losses), net of income tax, from real estate and real estate joint ventures includes discontinued operations of $5 million for the three months ended both December 31, 2007 and 2008, and $8 million and $5 million for the year ended December 31, 2007 and 2008, respectively.

(3)	Adjustments related to net investment gains (losses), net of income tax, includes amortization of unearned revenue and deferred policy acquisition costs, adjustments to the policyholder dividend obligation and amounts allocable to certain participating contracts.

(4)	Discontinued operations, net of income tax, excludes gains (losses) from discontinued operations related to real estate and real estate joint ventures.

MetLife, Inc.
Financial Highlights
Unaudited
(In millions, except per common share data or unless otherwise noted)

	At or For the Three Months		At or For the Years
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Other Financial Data:
Net income available to common shareholders	$954	$1,083	$3,084	$4,180
Operating earnings available to common shareholders	$148	$1,161	$2,736	$4,570
Total assets (billions)	$501.7	$559.1	$501.7	$559.1

Individual Business Sales Data:
Total life first year premiums and deposits	$228	$307	$973	$1,063
Variable and Universal life first year premiums and deposits (including COLI/BOLI)	$174	$252	$767	$848
Total annuity deposits	$7,546	$3,958	$19,111	$16,524

Earnings Per Common Share Calculation:
Weighted average common shares outstanding — diluted	793.6	754.1	744.8	762.3
Operating earnings available to common shareholders per common share — diluted	$0.19	$1.54	$3.67	$6.00
Net income available to common shareholders per common share — diluted	$1.20	$1.44	$4.14	$5.48

MetLife, Inc.
Consolidated Balance Sheet Data
December 31, 2008 and 2007 (Unaudited)
(In millions)

	December 31,	December 31,
	2008	2007
Balance Sheet Data:
General account assets	$380,839	$399,007
Separate account assets	120,839	160,142

Total assets	$501,678	$559,149

Policyholder liabilities	$289,145	$265,976
Short-term debt	2,659	667
Long-term debt	9,667	9,100
Collateral financing arrangements	5,192	4,882
Junior subordinated debt securities	3,758	4,075
Other liabilities	46,684	79,128
Separate account liabilities	120,839	160,142

Total liabilities	477,944	523,970

Preferred stock, at par value	1	1
Common stock, at par value	8	8
Additional paid-in capital	15,811	17,098
Retained earnings	22,403	19,884
Treasury stock	(236)	(2,890)
Accumulated other comprehensive income (loss)	(14,253)	1,078

Total stockholders’ equity	23,734	35,179

Total liabilities and stockholders’ equity	$501,678	$559,149

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders
Unaudited
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Total Institutional Operations
Net income available to common shareholders	$655	$459	$1,862	$1,449
Net investment gains (losses), net of income tax	369	(86)	107	(517)
Adjustments related to net investment gains (losses), net of income tax	14	18	81	(1)

Operating earnings available to common shareholders	$272	$527	$1,674	$1,967

Institutional Operations:
Group Life
Net income available to common shareholders	$33	$34	$353	$355
Net investment gains (losses), net of income tax	(85)	(61)	(167)	(111)
Adjustments related to net investment gains (losses), net of income tax	1	2	3	3

Operating earnings available to common shareholders	$117	$93	$517	$463

Retirement & Savings
Net income (loss) available to common shareholders	$(618)	$211	$(162)	$613
Net investment gains (losses), net of income tax	(712)	(147)	(1,029)	(537)
Adjustments related to net investment gains (losses), net of income tax	10	22	48	10

Operating earnings available to common shareholders	$84	$336	$819	$1,140

Non-Medical Health & Other
Net income available to common shareholders	$1,240	$214	$1,671	$481
Net investment gains (losses), net of income tax	1,166	122	1,303	131
Adjustments related to net investment gains (losses), net of income tax	3	(6)	30	(14)

Operating earnings available to common shareholders	$71	$98	$338	$364

Total Individual Operations
Net income (loss) available to common shareholders	$(256)	$348	$619	$1,357
Net investment gains (losses), net of income tax	428	(13)	424	(102)
Adjustments related to net investment gains (losses), net of income tax	(558)	(19)	(532)	(61)
Discontinued operations, net of income tax	(20)	—	(16)	14

Operating earnings available to common shareholders	$(106)	$380	$743	$1,506

Individual Operations:
Traditional Life
Net income (loss) available to common shareholders	$(106)	$65	$36	$175
Net investment gains (losses), net of income tax	(16)	(33)	(116)	(66)
Adjustments related to net investment gains (losses), net of income tax	(125)	(4)	(161)	(56)
Discontinued operations, net of income tax	(5)	(1)	(5)	1

Operating earnings available to common shareholders	$40	$103	$318	$296

Variable & Universal Life
Net income available to common shareholders	$72	$79	$179	$234
Net investment gains (losses), net of income tax	45	4	4	(61)
Adjustments related to net investment gains (losses), net of income tax	(8)	(4)	3	8
Discontinued operations, net of income tax	(13)	1	(9)	12

Operating earnings available to common shareholders	$48	$78	$181	$275

Annuities
Net income (loss) available to common shareholders	$(222)	$199	$378	$934
Net investment gains (losses), net of income tax	409	25	562	47
Adjustments related to net investment gains (losses), net of income tax	(425)	(11)	(374)	(13)
Discontinued operations, net of income tax	(2)	—	(2)	1

Operating earnings available to common shareholders	$(204)	$185	$192	$899

Other
Net income available to common shareholders	$—	$5	$26	$14
Net investment gains (losses), net of income tax	(10)	(9)	(26)	(22)

Operating earnings available to common shareholders	$10	$14	$52	$36

International
Net income (loss) available to common shareholders	$(33)	$205	$580	$635
Net investment gains (losses), net of income tax	(94)	(5)	50	38
Adjustments related to net investment gains (losses), net of income tax	(33)	23	8	38
Discontinued operations, net of income tax	—	(6)	—	(9)

Operating earnings available to common shareholders	$94	$193	$522	$568

MetLife, Inc.
Reconciliations of Net Income Available to Common Shareholders to Operating Earnings Available to Common Shareholders (Continued)
Unaudited
(In millions)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2008	2007	2008	2007
Total Auto & Home
Net income available to common shareholders	$84	$105	$275	$436
Net investment gains (losses), net of income tax	(28)	2	(88)	10

Operating earnings available to common shareholders	$112	$103	$363	$426

Auto & Home:
Auto
Net income available to common shareholders	$29	$66	$241	$287
Net investment gains (losses), net of income tax	(20)	1	(61)	7

Operating earnings available to common shareholders	$49	$65	$302	$280

Homeowners & Other
Net income available to common shareholders	$55	$39	$34	$149
Net investment gains (losses), net of income tax	(8)	1	(27)	3

Operating earnings available to common shareholders	$63	$38	$61	$146

Corporate, Other & Eliminations
Net income available to common shareholders	$504	$(34)	$(252)	$303
Net investment gains (losses), net of income tax	670	(23)	607	7
Adjustments related to net investment gains (losses), net of income tax	—	(1)	—	—
Discontinued operations, net of income tax	58	32	(293)	193

Operating earnings available to common shareholders	$(224)	$(42)	$(566)	$103